Aztec Announces Successful Completion of 22nd Olmos Well in
Medina County, Texas

HOUSTON, TX  November 1, 2010 – Aztec Oil & Gas, Inc. (Pink Sheets: AZGS) announced the successful completion of its 22nd Olmos formation oil well in Medina County.  As stated in Aztec’s press release, dated May 24, 2010, Aztec continues drilling multiple wells under a farmout agreement with Texas Secondary (one of the largest producers of the Olmos formation in Medina County).

“We are benefiting from the newest technology in fracing Olmos wells while using the proven analytical process of full body coring.  Additionally, we are also exploiting the Austin Chalk in the area with the objective of gathering detailed information to develop highly efficient and productive frac jobs for that formation as well.  Being able to drill several hundred wells in a dedicated area allows us to control and manage cost and risk,” stated Waylan Johnson, President of Aztec Oil & Gas.

Mr. Johnson went on to say, “When you can drill shallow, vertical oil wells in and around hundreds of wells that have been producing for 20-40 years, your predictability is very good.  Controlling cost and having good data regarding the levels of saturation, and oil in place, for the formation stratas has allowed Aztec to achieve nice successes for itself and its partners.  We anticipate that trend continuing as we have a significant number of proven drillsites available in the area.”

About Aztec Oil & Gas, Inc.
Aztec is an experienced oil and gas exploration, development and production company focusing on Texas plus other areas of the U.S.  Its interests are highly diversified; however for its drilling/production partnerships, Aztec focuses on shallow, Texas, low risk, development wells.  When offered, the Aztec programs/partnerships are placed with accredited investors by FINRA registered Broker Dealers and Registered Investment Advisors and are focused primarily on oil, with natural gas normally a secondary target.
Aztec entered the sponsored drilling program industry in 2006.  Over the next two and one half years, it intentionally restricted itself to only three small, very limited Appalachian drilling partnerships.  It did so in order to become fully familiar with the nuances of the sponsored drilling program industry before expanding its sponsored drilling program activities to the Company's full capabilities.  In the summer of 2008, Aztec publicly announced it was discontinuing any sponsored natural gas drilling in Appalachia, and was ready to substantially expand its sponsored drilling program activities for oil and gas, primarily in Texas.

Since December 2008, Aztec has focused most of its drilling on oil wells in Texas.  In addition to its initial three small Appalachian drilling partnerships mentioned above, Aztec has, intermittently, sponsored and closed six other drilling/production partnerships (all of the latter focused on drilling in Texas).  Aztec Energy LLC, a wholly-owned subsidiary of Aztec, is the Managing General Partner of all Aztec drilling partnerships and another wholly-owned Aztec subsidiary, Aztec Drilling & Operating, LLC, is the turnkey drilling contractor and operator for such partnerships.  Through its own contributions, Aztec owns a 30% interest in all of its drilling/production partnerships.  In general clarification of its activities, in addition to direct corporate participations in industry partner wells, Aztec sometimes sponsors low risk, development drilling/production programs/partnerships which include significant tax benefits, all of which are sold through FINRA Registered Broker Dealers and Registered Investment Advisors to Accredited Investors.  Aztec’s sponsored drilling/production programs focus primarily on shallow oil/gas drilling, are considered unique, and also incorporate a sophisticated exit strategy for investors.

Please feel free to visit Aztec on the web at www.AztecOG.com. An option is provided on the website to join the Aztec (corporate) mailing list and receive up to date information on general Aztec activities, including all Aztec press releases.

This release/announcement/document is neither an advertisement, an offer to sell, nor a solicitation of an offer to buy securities, Units or participations of Aztec. This release/document contains certain statements, estimates, and forecasts with respect to future performance and events. All statements other than statements of historical fact included in this release/announcement/document, a Memorandum, or the Aztec website, including, but not limited to, statements regarding future performance of events, are forward-looking statements. All such forward-looking statements are based on various underlying assumptions and expectations and are subject to risks and uncertainties which could cause actual events to differ materially from those expressed in the forward-looking statements. As a result, there can be no assurance that the forward-looking statements included in this release, a Memorandum, or the Aztec Website will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this release/document, a Memorandum, or the Aztec Website might not occur. Accordingly, investors should not rely upon forward-looking statements as a prediction of actual results. Also, Aztec Oil & Gas, Inc., its officers, principals, employees, affiliates and consultants, and the other parties, investors, shareholders, partnerships and partners involved in any properties and programs, have conflicts of interests. The price received for the oil and natural gas produced from any investments, activities or properties may be less than quoted NYMEX prices at any given time. Aztec does not undertake any obligation to update any forward-looking statements, facts or other information, whether as a result of new information, future events, subsequent circumstances or otherwise. (xi)

Contact:
Phoenix IR Associates
Investor Relations
Tony Drake
(281) 579-1602
Shareholders@AztecOG.com